Exhibit 99.1
News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053
RYDER REPORTS FOURTH QUARTER AND FULL-YEAR 2006
RESULTS AND 2007 FORECAST
•	Fourth Quarter EPS from Continuing Operations of $1.08, Up 16%

•	Fourth Quarter Revenue Up 3%; Operating Revenue Grows 6%

•	2007 EPS Forecast to Increase 8% to 10% Over Comparable 2006 Levels
     MIAMI, February 2, 2007 — Ryder System, Inc. (NYSE: R), a global leader in transportation and supply chain management solutions, today reported earnings per diluted share (EPS) from continuing operations were $1.08 for the three-month period ended December 31, 2006, up 16% from EPS of $0.93 in the year-earlier period. EPS in the fourth quarter of 2006 included net restructuring and other charges of $0.01. Earnings from continuing operations were $65.8 million, up 11% from $59.5 million in the year-earlier period. EPS improvement reflects better business segment results and the impact of a stock repurchase program completed in February 2006.
     Net earnings for the fourth quarter of 2006 were also $65.8 million, or $1.08 per share, compared with $58.8 million, or $0.92 per share, in the year-earlier period. Net earnings for the fourth quarter of 2005 included a benefit of $1.7 million, or $0.03 per share, related to discontinued operations and a charge of $2.4 million, or $0.04 per share, for the cumulative effect of a change in accounting.
     Revenue for the fourth quarter of 2006 was $1.59 billion, up 3% from $1.54 billion in the comparable period last year. Operating revenue (revenue excluding fuel and subcontracted transportation) was $1.15 billion, up 6% compared with $1.09 billion in the year-earlier period. Fleet Management Solutions (FMS) business segment revenue decreased 1%, due to lower fuel services and commercial rental revenue, which offset strong contractual revenue growth of 5% for the quarter. Supply Chain Solutions (SCS) business segment revenue grew 13%, driven by new and expanded business in all industry groups. Dedicated Contract Carriage (DCC) business segment revenue decreased 2%, due to lower fuel revenues associated with declining fuel pricing and volumes.

     “Our contract-based business now represents nearly 90% percent of Ryder’s revenue,” said Ryder Chairman and Chief Executive Officer Greg Swienton. “The record revenue we achieved in 2006 reflects a very strong year of new business in which our sales teams secured long-term contracts with customers in all business segments. These multi-year agreements with quality customers provide a strong platform for delivering long-term profitable contractual growth across all of our business segments.”
     EPS from continuing operations for the fourth quarter of 2006 included a net restructuring and other charge of $0.01 per share. This net charge is comprised of early debt termination costs and severance in connection with global cost savings initiatives, and a one-time, non-cash charge for the adjustment of postretirement benefit plan obligations. These charges were partially offset by a pension re-measurement benefit. The fourth quarter 2006 pension re-measurement is unrelated to pension plan changes announced by the Company in January of 2007. EPS from continuing operations in the year-earlier period included restructuring costs of $0.04 related primarily to severance and the termination of an information technology contract as part of global cost-savings initiatives.
Full-Year 2006 Results
     Revenue for the full-year 2006 was $6.31 billion, up 10% from $5.74 billion in the comparable period of 2005. Operating revenue of $4.45 billion was up 6% from $4.21 billion in the same period of 2005. Ryder’s full-year 2006 earnings from continuing operations were $249.0 million compared with $227.6 million in the year-earlier period. EPS from continuing operations were $4.04 for 2006, up 14% compared with $3.53 for the same period of 2005. EPS from continuing operations included an $0.11 income tax benefit related to a change in Texas and Canada income tax laws in 2006 and a $0.12 income tax benefit related to a change in Ohio income tax laws in 2005. EPS from continuing operations in 2006 also included a $0.06 third quarter pension accounting charge related to the accounting for prior service costs. Full-year 2006 comparable earnings from continuing operations were $245.9 million, up 12% from $220.0 million in 2005. Excluding the income tax benefits in both years, and the third quarter pension charge in 2006, comparable full-year 2006 EPS from continuing operations of $3.99 were up 17% from $3.41 in 2005.

Fourth Quarter Business Segment Operating Results
     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment and excludes restructuring and other (charges) recoveries, net, and certain 2006 retirement plan charges.
Fleet Management Solutions
     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.
     In the FMS business segment, revenue in the fourth quarter of 2006 was $1.01 billion, down 1% compared with the year-earlier period. Fuel services revenue for the fourth quarter of 2006 decreased 10% compared with the same period in 2005, due to lower fuel volume and pricing as a result of market cost decreases. Operating revenue (revenue excluding fuel) in the fourth quarter of 2006 was $741.3 million, up 2% compared with $723.6 million in the year-earlier period. Full service lease revenue for the fourth quarter of 2006 was up 5% from the year-earlier period reflecting growth in all geographic markets. In the quarter, contract maintenance revenue increased 16% due to continuing positive sales activity. Commercial rental revenue decreased 7% compared with the year-earlier period, reflecting lower utilization and pricing due to softer market demand conditions.
     The FMS business segment’s NBT increased to $94.5 million in the fourth quarter of 2006, up 3% compared with $92.0 million in the same period of 2005. This improvement was driven by better lease and contract maintenance results as well as higher gains on used vehicle sales. The improvement was partially offset by lower commercial rental results in North America and higher sales and marketing and other compensation-related costs. Business segment NBT as a percentage of operating revenue was 12.8% in the fourth quarter of 2006, up 10 basis points compared with 12.7% in the same quarter a year ago.

Supply Chain Solutions
     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process — from raw material supply to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.
     In the SCS business segment, fourth quarter 2006 revenue totaled $543.1 million, up 13% from $482.7 million in the comparable period of 2005. Revenue grew due to higher volumes and new and expanded business in all industry groups, and an increase in managed subcontracted transportation. Operating revenue (revenue excluding subcontracted transportation) was $320.1 million, up 17% from $274.2 million in the comparable period a year ago.
     The SCS business segment’s NBT was $17.0 million in the fourth quarter of 2006, up 22% from $14.0 million in the same quarter of 2005. The earnings increase was related to higher volumes and new and expanded business in all U.S. industry groups. Business segment NBT as a percentage of operating revenue was 5.3% in the fourth quarter of 2006, up 20 basis points compared with 5.1% in the same quarter of 2005.
Dedicated Contract Carriage
     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs including routing and scheduling, specialized driver services, and logistical engineering support.
     In the DCC business segment, fourth quarter 2006 revenue totaled $140.2 million, down 2% compared with $142.5 million in the fourth quarter of 2005. Operating revenue (revenue excluding subcontracted transportation) in the fourth quarter of 2006 was $135.6 million, down 2% compared with $137.8 million in the year-earlier period. Revenue decreased due to lower fuel revenues associated with declining fuel pricing and volumes.
     The DCC business segment’s NBT in the fourth quarter of 2006 was $11.2 million, up 8% compared with $10.4 million in the fourth quarter of 2005. Business segment NBT was positively impacted by lower safety and insurance costs, including a hurricane related recovery.

Business segment NBT as a percentage of operating revenue was 8.3% in the fourth quarter of 2006, up 80 basis points compared with 7.5% in the year-earlier period.
Corporate Financial Information
Central Support Services
     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments.
     In the fourth quarter of 2006, CSS costs were $49.3 million, down from $50.9 million in the year-earlier period. The decrease was due primarily to lower information technology spending from ongoing cost containment initiatives. Full-year CSS costs were $192.1 million, down from $198.3 million in 2005.
Capital Expenditures
     In Ryder’s business, capital expenditures are generally used to purchase revenue-earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s Fleet Management Solutions business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in predictable revenues and cash flows to Ryder typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.
     Capital expenditures were $1.76 billion for the full-year 2006, compared with $1.43 billion in 2005. Net capital expenditures (including proceeds from the sale of assets) were $1.43 billion, up from $1.09 billion in 2005. The increase in capital expenditures reflects higher lease vehicle spending for replacement and expansion of customer fleets.

Cash Flow and Leverage
     Operating cash flow through December 31, 2006 was $853.6 million, up 10% from $779.1 million in the same period of 2005. Total cash generated (including proceeds from used vehicle sales) through December 31, 2006, was $1.25 billion, up 6% from $1.18 billion in the same period of 2005. Free cash flow through December 31, 2006 was negative $444.5 million compared with negative $231.3 million for 2005, primarily due to funding requirements associated with higher capital spending and pension contributions, partially offset by lower income tax payments.
     Balance sheet debt as of December 31, 2006 increased by $631.5 million compared with year-end 2005, due primarily to increased capital spending required to support contractual revenue growth, pension contributions, and the impact of share repurchases. The leverage ratio for balance sheet debt as of December 31, 2006 was 164%, compared with 143% at year-end 2005. Total obligations to equity as of December 31, 2006 was 168%, up from 151% at year-end 2005. The Company’s long-term target range for total obligations to equity is 250% to 300%, which largely reflects the liquidity of the Company’s vehicle portfolio and the substantial revenue component that is supported by long-term customer contracts related to those assets.
2007 Forecast
     Ryder forecasts full-year 2007 earnings to be in the range of $4.30 to $4.40 per diluted share. This represents an EPS increase of 8% to 10% over Ryder’s comparable full-year 2006 EPS. The Company also established a first quarter 2007 EPS forecast of $0.80 to $0.84.
     “We are forecasting Ryder’s 2007 revenue to grow by 5% to 7%, with operating revenue growth of 4% to 5%,” said Ryder Chairman and Chief Executive Officer Greg Swienton. “These levels of revenue growth are expected to be driven primarily by a 5% to 6% increase in core contractual Fleet Management revenue, offset by an expected 6% to 7% reduction in transactional revenue related to our smaller commercial rental business. Additionally, Supply Chain revenue is forecast to grow 12% to 14% and Dedicated Contract Carriage revenue is expected to increase by 2% to 3%. Based on the momentum of our contract-related business in all segments, we enter 2007 well positioned to deliver on our profitable growth objectives.”

     The Company anticipates 2007 capital expenditures to be $1.33 billion; net capital expenditures (including proceeds from sale of assets) are expected to be $855 million. Cash from operations is forecast to be $1.10 billion with total cash generated of $1.49 billion and free cash flow of $235 million in 2007. The planned improvement in cash flow for 2007 is expected to be driven by higher cash flow from operating activities coupled with lower required spending to support vehicle replacements for customers of the Company’s full service lease product line.
About Ryder
     Ryder provides leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s product offerings range from full service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers’ entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, Latin America, Europe and Asia.
     The National Safety Council selected Ryder as the first transportation company to receive the Green Cross for Safety Medal — its highest honor — for exemplary commitment to workplace safety and corporate citizenship. For the ninth consecutive year, Ryder has been named a top five third-party logistics provider by Inbound Logistics.
     Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 375th on the Fortune 500 and 1,433rd on the Forbes Global 2000. For more information on Ryder System, Inc., visit www.ryder.com.
# # #
     Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
     Note Regarding Non-GAAP Financial Measures: This news release and the attached financial schedules include certain non-GAAP financial measures as defined under SEC rules. We have denoted each non-GAAP financial measure in the attached financial schedules and have provided a reconciliation of each such measure to the most comparable GAAP measure. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.

Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Friday, February 2, 2007, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Mark Jamieson.

Þ	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG3251104 and Passcode: RYDER.

Þ	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-866-378-7479 (outside U.S. dial 1-203-369-0329) and use the Passcode: 2202, then view the presentation by visiting the Investors area of Ryder’s website at www.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at www.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended December 31, 2006 and 2005
(In millions, except per share amounts)

	Three Months		Year Ended
	2006	2005	2006	2005
Revenue	$1,594.1	1,544.8	$6,306.6	5,740.8

Operating expense	658.4	669.9	2,722.4	2,572.1
Salaries and employee-related costs	361.7	333.6	1,397.4	1,262.2
Subcontracted transportation	227.6	213.2	865.5	638.3
Depreciation expense	193.7	184.1	743.3	740.4
Gains on vehicle sales, net	(11.9)	(9.0)	(50.8)	(47.1)
Equipment rental	27.0	25.5	103.3	102.8
Interest expense	37.7	31.3	140.6	120.5
Miscellaneous income, net	(5.5)	(1.6)	(11.7)	(8.9)
Restructuring and other charges, net	3.6	4.0	3.6	3.4

	1,492.3	1,451.0	5,913.6	5,383.7

Earnings from continuing operations before income taxes	101.8	93.8	393.0	357.1
Provision for income taxes	(36.0)	(34.3)	(144.0)	(129.5)

Earnings from continuing operations	65.8	59.5	249.0	227.6
Discontinued operations, net of tax	—	1.7	—	1.7
Cumulative effect of change in accounting principle, net of tax	—	(2.4)	—	(2.4)

Net earnings	$65.8	58.8	$249.0	226.9

Earnings per common share — Diluted:
Continuing operations	$1.08	0.93	$4.04	3.53
Discontinued operations	—	0.03	—	0.03
Cumulative effect of change in accounting principle	—	(0.04)	—	(0.04)

Net earnings	$1.08	0.92	$4.04	3.52

Weighted-average shares outstanding — Diluted	61.2	63.9	61.6	64.6

Memo:
EPS Impact of pension accounting (charge)	$—	—	$(0.06)	—
EPS Impact of tax law changes	—	—	0.11	0.12

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	(unaudited)
	December 31,	December 31,
	2006	2005
Assets:
Cash and cash equivalents	$128.6	128.7
Other current assets	1,133.2	1,035.1
Revenue earning equipment, net	4,509.3	3,794.4
Operating property and equipment, net	499.0	486.8
Other assets	558.8	588.3

	$6,828.9	6,033.3

Liabilities and shareholders’ equity:
Short-term debt / current portion of long-term debt	$332.7	269.4
Other current liabilities	934.9	984.0
Long-term debt	2,484.2	1,916.0
Other non-current liabilities (including deferred income taxes)	1,356.3	1,336.4
Shareholders’ equity	1,720.8	1,527.5

	$6,828.9	6,033.3

SELECTED KEY RATIOS

	December 31,	December 31,
	2006	2005
Debt to equity	164%	143%
Total obligations to equity (a) *	168%	151%

	Year Ended December 31,
	2006	2005
Return on average shareholders’ equity (b)	15.5%	14.6%
Return on average assets (b)	3.9%	3.9%
Return on capital*	7.9%	7.8%

(a)	Total obligations represent debt plus off-balance sheet equipment obligations.

(b)	Includes discontinued operations and the effect of accounting changes.

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended December 31, 2006 and 2005
(Dollars in millions)

	Three Months			Year Ended
	2006	2005	B(W)	2006	2005	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$472.4	451.1	5%	$1,848.3	1,785.6	4%
Contract maintenance	37.9	32.6	16%	141.9	134.5	6%

Contractual Revenue	510.3	483.7	5%	1,990.2	1,920.1	4%
Contract-related maintenance	48.7	47.6	2%	193.1	191.1	1%
Commercial rental	163.4	175.3	(7%)	665.7	686.3	(3%)
Other	18.9	17.0	11%	72.1	67.4	7%
Fuel	264.1	292.5	(10%)	1,174.9	1,056.3	11%

Total Fleet Management Solutions	1,005.4	1,016.1	(1%)	4,096.0	3,921.2	4%
Supply Chain Solutions	543.1	482.7	13%	2,028.5	1,637.8	24%
Dedicated Contract Carriage	140.2	142.5	(2%)	568.8	543.3	5%
Eliminations	(94.6)	(96.5)	2%	(386.7)	(361.5)	(7%)

Total revenue	$1,594.1	1,544.8	3%	$6,306.6	5,740.8	10%

Operating Revenue: *
Fleet Management Solutions	$741.3	723.6	2%	$2,921.1	2,864.9	2%
Supply Chain Solutions	320.1	274.2	17%	1,182.9	1,015.8	16%
Dedicated Contract Carriage	135.6	137.8	(2%)	548.9	527.0	4%
Eliminations	(51.0)	(49.7)	(3%)	(198.7)	(196.8)	(1%)

Total operating revenue	$1,146.0	1,085.9	6%	$4,454.2	4,210.9	6%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$94.5	92.0	3%	$368.1	354.4	4%
Supply Chain Solutions	17.0	14.0	22%	62.1	39.4	58%
Dedicated Contract Carriage	11.2	10.4	8%	42.6	35.1	21%
Eliminations	(9.0)	(9.5)	3%	(33.7)	(32.7)	(3%)

	113.7	106.9	6%	439.1	396.2	11%
Unallocated Central Support Services	(11.1)	(9.1)	(22%)	(39.5)	(35.7)	(10%)

Earnings before restructuring and other charges, net and income taxes	102.6	97.8	5%	399.6	360.5	11%
Restructuring and other (charges) recoveries, net and 2006 net retirement plan (charges)	(0.8)	(4.0)	NA	(6.6)	(3.4)	NA

Earnings from continuing operations before income taxes	101.8	93.8	9%	393.0	357.1	10%
Provision for income taxes	(36.0)	(34.3)	(5%)	(144.0)	(129.5)	(11%)

Earnings from continuing operations	65.8	59.5	11%	249.0	227.6	9%
Discontinued operations, net of tax	—	1.7	NA	—	1.7	NA
Cumulative effect of change in accounting principle, net of tax	—	(2.4)	NA	—	(2.4)	NA

Net earnings	$65.8	58.8	12%	$249.0	226.9	10%

*	Non-GAAP financial measure

Note: Certain prior period amounts have been reclassified to conform to current year presentation.

Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended December 31, 2006 and 2005
(Dollars in millions)

	Three Months			Year Ended
	2006	2005	B(W)	2006	2005	B(W)
Fleet Management Solutions
Total revenue	$1,005.4	1,016.1	(1%)	$4,096.0	3,921.2	4%
Fuel revenue	(264.1)	(292.5)	(10%)	(1,174.9)	(1,056.3)	11%

Operating revenue *	$741.3	723.6	2%	$2,921.1	2,864.9	2%

Segment earnings before income taxes	$94.5	92.0	3%	$368.1	354.4	4%

Earnings before income taxes as % of total revenue	9.4%	9.1%		9.0%	9.0%

Earnings before income taxes as % of operating revenue *	12.8%	12.7%		12.6%	12.4%

Supply Chain Solutions
Total revenue	$543.1	482.7	13%	$2,028.5	1,637.8	24%
Subcontracted transportation	(223.0)	(208.5)	7%	(845.6)	(622.0)	36%

Operating revenue *	$320.1	274.2	17%	$1,182.9	1,015.8	16%

Segment earnings before income taxes	$17.0	14.0	22%	$62.1	39.4	58%

Earnings before income taxes as % of total revenue	3.1%	2.9%		3.1%	2.4%

Earnings before income taxes as % of operating revenue *	5.3%	5.1%		5.3%	3.9%

Memo: Fuel costs	$24.9	25.5	2%	$104.2	92.0	(13%)

Dedicated Contract Carriage
Total revenue	$140.2	142.5	(2%)	$568.8	543.3	5%
Subcontracted transportation	(4.6)	(4.7)	(2%)	(19.9)	(16.3)	22%

Operating revenue *	$135.6	137.8	(2%)	$548.9	527.0	4%

Segment earnings before income taxes	$11.2	10.4	8%	$42.6	35.1	21%

Earnings before income taxes as % of total revenue	8.0%	7.3%		7.5%	6.5%

Earnings before income taxes as % of operating revenue *	8.3%	7.5%		7.8%	6.7%

Memo: Fuel costs	$24.3	26.4	8%	$104.6	94.1	(11%)

*	Non-GAAP financial measure

Note: Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(In millions, except per share amounts)
OPERATING REVENUE RECONCILIATION

	Three Months		Year Ended
	2006	2005	2006	2005
Total revenue	$1,594.1	1,544.8	$6,306.6	5,740.8
Fuel services and subcontracted transportation revenue	(491.7)	(505.7)	(2,040.4)	(1,694.6)
Fuel eliminations	43.6	46.8	188.0	164.7

Operating revenue *	$1,146.0	1,085.9	$4,454.2	4,210.9

CASH FLOW RECONCILIATION

	Year ended December 31,
	2006	2005
Net cash provided by operating activities	$853.6	779.1
Proceeds from sales (primarily revenue earning equipment)	332.7	333.7
Collections on direct finance leases	66.3	70.4
Other investing, net	2.1	—

Total cash generated *	1,254.7	1,183.2
Capital expenditures	(1,695.1)	(1,399.4)
Acquisitions	(4.1)	(15.1)

Free cash flow *	$(444.5)	(231.3)

DEBT TO EQUITY RECONCILIATION

	December 31,		December 31,
	2006	% to Equity	2005	% to Equity
On-balance sheet debt	$2,816.9	164%	$2,185.4	143%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	78.0		117.0

Total obligations *	$2,894.9	168%	$2,302.4	151%

NET EARNINGS RECONCILIATION

	Three Months		Year Ended
	2006	2005	2006	2005
Net earnings from continuing operations	$65.8	59.5	$249.0	227.6
Excluding tax law changes and pension charge	—	—	(3.1)	(7.6)

Net earnings excluding tax law changes and pension charge *	$65.8	59.5	$245.9	220.0

EPS RECONCILIATION

	Three Months		Year Ended
	2006	2005	2006	2005
Earnings per share from continuing operations	$1.08	0.93	$4.04	3.53
Excluding tax law changes and pension charge	—	—	(0.05)	(0.12)

Earnings per share excluding tax law changes and pension charge *	$1.08	0.93	$3.99	3.41

RETURN ON CAPITAL RECONCILIATION

	Year Ended December 31,
	2006	2005
Net earnings (12-month rolling period)	$249.0	226.9
- Discontinued operations	—	(1.7)
+ Cumulative effect of change in accounting principle	—	2.4
+ Income taxes	144.0	129.5

Adjusted earnings before income taxes	393.0	357.1
+ Adjusted interest expense (b)	146.6	127.1
- Adjusted income taxes (c)	(207.2)	(185.9)

= Adjusted net earnings for ROC (numerator)	$332.4	298.3

Average total debt	$2,480.3	2,147.8
+ Average off-balance sheet debt	98.8	147.9
+ Average adjusted total shareholders’ equity (d)	1,605.2	1,550.0

= Adjusted average total capital (denominator)	$4,184.3	3,845.7

Adjusted ROC *	7.9%	7.8%

Notes:

(a)	Discounted at the incremental borrowing rate at lease inception.

(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.

(c)	Income taxes were calculated using the effective income tax rate for the period exclusive of benefits from tax law changes recognized in 2006 and 2005.

(d)	Represents shareholders’ equity adjusted for discontinued operations, accounting changes and tax benefits in those periods.

*	Non-GAAP financial measure

Earnings per share amounts are calculated independently for each component and may not be additive due to rounding.
Certain prior period amounts have been reclassified to conform to current year presentation.